UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DEVRY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

October 10, 2008

Dear Stockholder:

On behalf of the Board of Directors of DeVry Inc., it is my pleasure to invite you to attend your company’s Annual Meeting of Stockholders at 9:00 a.m., Central Standard Time, Thursday, November 13, 2008, at the Drury Lane Theatre, 100 Drury Lane, Oakbrook Terrace, Illinois.

We will begin with a discussion of the items listed in the enclosed proxy statement, followed by a report on the progress of DeVry during the last fiscal year. DeVry’s performance also is discussed in the enclosed 2008 Annual Report to Stockholders, which we think you will find to be interesting reading.

We look forward to seeing you at the meeting.

Thank you.

Sincerely,

Dennis Keller
Board Chair

DEVRY INC.
One Tower Lane, Suite 1000
Oakbrook Terrace, Illinois 60181

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On
November 13, 2008

You are cordially invited to attend the Annual Meeting of Stockholders of DeVry Inc. at the Drury Lane Theatre, 100 Drury Lane, Oakbrook Terrace, Illinois, on Thursday, November 13, 2008, at 9:00 a.m. Central Standard Time, for the following purposes:

(1) To elect three Directors as Class II Directors to serve until the 2011 Annual Meeting of Stockholders;

(2) To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the current fiscal year; and

(3) To consider such other business as may properly come before the meeting or any adjournment thereof.

You will find enclosed with this Notice a proxy card and a Proxy Statement for the meeting and a copy of the DeVry Inc. Annual Report for 2008.

The Board of Directors has fixed a record date of September 19, 2008. Only stockholders of record on that date are entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to assure representation at the meeting, you are encouraged to vote by proxy by following the instructions on the enclosed proxy card. Postage is not required for mailing in the United States. Upon written request, the Company will reimburse stockholders for the cost of mailing proxy cards from outside the United States. You may also vote your shares by telephone or through the Internet by following the instructions set forth on the enclosed proxy card. You may attend the meeting and vote in person even if you have returned a proxy in writing, by telephone or through the Internet. A broadcast of the Annual Meeting and the presentation by the Company’s management will be available after the Annual Meeting on the Investor Relations section of the Company’s website at www.devryinc.com.

By Order of the Board of Directors,

GREGORY S. DAVIS
Secretary

October 10, 2008

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 13, 2008 — Our Proxy Statement and the DeVry Inc. Annual Report for 2008 are available at www.proxyvote.com.

DEVRY INC.
One Tower Lane, Suite 1000
Oakbrook Terrace, Illinois 60181

ANNUAL MEETING OF STOCKHOLDERS, TO BE HELD ON NOVEMBER 13, 2008

PROXY STATEMENT

PROXIES AND VOTING INFORMATION

The Board of Directors of DeVry Inc. (“DeVry” or the “Organization”) is sending you this Proxy Statement and the accompanying proxy card to solicit your proxy to vote your shares at DeVry’s Annual Meeting of Stockholders to be held on November 13, 2008, and any adjournment thereof. The solicitation of proxies gives every stockholder an opportunity to vote because your shares can be voted only if you are present or represented by proxy at the meeting. This Proxy Statement and accompanying proxy card are first being sent to stockholders on or about October 10, 2008.

When you have returned your proxy, the Proxy Committee (and each of them, with full powers of substitution) will vote your shares as you direct. Please follow the instructions on the enclosed card, which explain how to submit your proxy by mail, by telephone, or through the Internet. If you submit a proxy by telephone or through the Internet, you should not also mail in a card. If you return your proxy to us by any of these means without choices for each proposal, the Proxy Committee will vote your shares on the unmarked proposals as recommended by DeVry’s Board of Directors. Abstentions, directions to withhold authority and broker non-votes (where a named entity holds shares for a beneficial owner who has not provided voting instructions) will be considered present at the meeting for purposes of a quorum but will not be counted in determining the total number of votes cast. Because each proposal (as required by DeVry’s Restated Certificate of Incorporation (the “Certificate of Incorporation”)) requires the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date, the effect of each of these is the same as a “no” vote. A proxy may be revoked at any time before the proxy is voted at the meeting by: (1) notifying DeVry in writing that the proxy has been revoked, (2) submitting a later-dated proxy by mail, over the telephone or through the Internet, or (3) voting in person at the meeting. The election of three Directors and the ratification of the selection of the independent registered public accounting firm each will require the affirmative vote of a majority of the shares of Common Stock of DeVry outstanding on the record date.

If you are a DeVry employee who is a participant in the DeVry Inc. Employee Stock Purchase Plan and/or the DeVry Inc. Profit Sharing Retirement Plan’s DeVry Stock Fund, your proxy will serve as direction to the custodian of the DeVry Inc. Employee Stock Purchase Plan or the trustee of the DeVry Inc. Profit Sharing Retirement Plan to vote your shares for your account as you have directed. If you submit a proxy without indicating your voting preference, your shares will be voted in the same proportion as shares for which instructions have been received.

DeVry will bear the expense of soliciting proxies and will reimburse all stockholders for the expense of sending proxies and proxy material to beneficial owners, including expenditures for foreign mailings. The solicitation initially will be made by mail but also may be made by DeVry employees by telephone, electronic means, or personal contact.

As of September 19, 2008, DeVry had 71,459,871 shares of Common Stock ($0.01 par value) outstanding. Stockholders are entitled to one vote per share owned on the record date.

ELECTION OF DIRECTORS

The size of the Board of Directors presently is set at 13 Directors. The Certificate of Incorporation provides for a Board of Directors that is divided into three classes serving staggered three-year terms. The current members of Class II, whose terms of office expire in November 2008, are David S. Brown, Dennis J. Keller, Frederick A. Krehbiel and Fernando Ruiz. Dennis J. Keller and Frederick A. Krehbiel have both notified the Secretary of the Organization that they will retire at the conclusion of their current terms, which expire at the Annual Meeting, and therefore they will not be standing for re-election as Directors at the Annual Meeting. Upon the expiration of the terms of Messrs. Keller and Krehbiel, by Board action, the size of the Board of Directors shall be set at 12 Directors. The Board recommends the re-election of David S. Brown and Fernando Ruiz as Class II Directors. The Board also recommends the election of Lisa W. Pickrum as a Class II Director, for a term to expire in 2011, to fill one of the vacancies created by the retirement of Messrs. Keller and Krehbiel, thereby bringing the number of Directors to 12.

It is intended that all shares represented by a proxy in the accompanying form will be voted for the election of each of David S. Brown, Lisa W. Pickrum and Fernando Ruiz as Class II Directors unless otherwise specified in such proxy. A proxy cannot be voted for more than three persons. In the event that a nominee becomes unable to serve as a Director, the Proxy Committee will vote for the substitute nominee that the Board designates. The Board has no reason to believe that the nominees will become unavailable for election.

Each nominee for election as Director is listed below, along with a brief statement of his or her current principal occupations, business experience and other information, including directorships in other public companies. All of the nominees have consented to serve as directors if elected at the Annual Meeting of Stockholders.

Approval by Stockholders

The election of the three nominees for Director requires the affirmative vote of a majority of the shares of Common Stock of the Organization outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR each of the nominees listed below.

The Board of Directors recommends a vote FOR the nominees listed below.

NOMINEES

CLASS II — TERM EXPIRES 2011

David S. Brown, age 67

Mr. Brown has been a Director of the Organization since 1987 and was a founding stockholder and director of Keller Graduate School of Management (“KGSM”) from 1973 to 1987. Mr. Brown, a graduate of Stanford Law School (1965) and a practicing attorney (1965-1998), was a partner in the Chicago law firm of McBride and Baker from 1972 to 1979 and served as General Counsel of the U.S. Office of Minority Business Enterprise from 1971 to 1972. From 1980 to 1996, Mr. Brown was employed by United Laboratories, Inc., a manufacturer and seller of specialty chemicals, most recently as Executive Vice President, Chief Financial Officer and General Counsel.

Lisa W. Pickrum, age 39

Ms. Pickrum has been the Executive Vice President and Chief Operating Officer of The RLJ Companies, a diversified holding company with portfolio companies in the financial services, asset management, real estate, hospitality, professional sports, film production, and gaming industries, since 2004. Prior to joining The RLJ Companies, Ms. Pickrum was a Principal at Katalyst Venture Partners, a private equity firm that invested in start-up technology companies in the media and communications industries from 1999 to 2003. Ms. Pickrum conducted deal sourcing, negotiations and executions, as well as served as interim management in several early stage ventures. From 1998 to 1999, Ms. Pickrum worked as a senior consultant for Accenture, a global management consulting, technology services and outsourcing company, in the company’s communications and technology strategic services practice. From 1994-1996, Ms. Pickrum was an attorney with the Federal Communications Commission (FCC) where she worked in the commercial wireless division, spectrum auction and allocations, and PCS and cellular, as well as regulatory action. Ms. Pickrum earned her bachelor’s degree from Vassar College and her law degree from Stanford Law School. She earned her master’s degree in finance and entrepreneurial management from the Wharton School of Business at the University of Pennsylvania.

Fernando Ruiz, age 52

Mr. Ruiz has been a Director of the Organization since November 2005. He has been employed by The Dow Chemical Company, a chemical company, since 1980. He was appointed Vice President and Treasurer of The Dow Chemical Company in 2001 and Corporate Vice President and Treasurer in 2005. Mr. Ruiz served as Assistant Treasurer of The Dow Chemical Company from 1996-2001. Mr. Ruiz serves as a director for a number of Dow subsidiaries including Dow Financial Services Inc. and Dow Credit Corporation and serves as President and CEO of Liana Ltd., a holding company for Dow’s insurance subsidiaries.

INCUMBENT DIRECTORS

CLASS I — TERM EXPIRES 2010

Connie R. Curran, age 60

Dr. Curran has been a Director of the Organization since 2003. She is President of Curran Associates, a healthcare consulting company. From September 2003 until June 2006, Dr. Curran served as the Executive Director of C-Change (formerly the National Dialogue on Cancer), an organization that brings together the public, private, and nonprofit sectors to focus on the eradication of cancer. She spent the preceding 15+ years in several healthcare leadership positions — President, Cardinal Health Consulting Services, 2000-2003; President and CEO, CurranCare, from 1995 until its acquisition by Cardinal Health in 2000; Vice Chairman/ National Director for Patient Care Services, APM Incorporated, 1990-1995; and Vice President for HealthCare Management and Patient Care Services, American Hospital Association, 1985-1989. Prior to 1989, Dr. Curran was the Dean of the College of Nursing at the Medical College of Wisconsin and held professorships at the University of San Francisco and Columbia University. She is a prolific author with over 200 publications and several research programs. She is chairman of the Silver Cross Hospital Board and serves on the boards of several nonprofit organizations. Dr. Curran is also a director of Hospira, Inc. and Volcano, Inc.

Daniel M. Hamburger, age 44

Mr. Hamburger has been President and Chief Executive Officer and a Director of the Organization since November 2006. He joined the Organization as Executive Vice President in November 2002. From January 2001 to November 2002, he served as Chairman and CEO of an Accenture subsidiary, Indeliq Inc., which developed education technology. Prior to that, Mr. Hamburger served as President of the Internet Commerce division of W. W. Grainger, Inc. Prior to that Mr. Hamburger was employed at R.R. Donnelley and at Bain & Co.

Lyle Logan, age 49

Mr. Logan has been a Director of the Organization since 2007. Mr. Logan has been Executive Vice President and Managing Director, Institutional Sales and Client Servicing for Northern Trust Global Investments (the asset management arm of Northern Trust Corporation, a financial holding company) at The Northern Trust Company since 2005. He previously served as Senior Vice President and Head of Chicago Private Banking within the Personal Financial Services business unit of Northern Trust from 2000 to 2005. Prior to 2000, he was Senior Vice President in the Private Bank and Domestic Portfolio Management Group at Bank of America.

Harold T. Shapiro, age 73

Dr. Shapiro has been a Director of the Organization since 2001. The Board of Directors has elected him to serve as Board Chair effective immediately following the Annual Meeting. Dr. Shapiro is President Emeritus of Princeton University and a professor of economics in its Woodrow Wilson School of Public and International Affairs. He was the President and a professor of economics and public affairs there from 1988 until his retirement as President in June 2001. Dr. Shapiro joined the faculty of the University of Michigan in 1964 and was that university’s president from 1980 to 1988.

Ronald L. Taylor, age 65

Mr. Taylor has been a Director of the Organization since 1987. From August 1987 until his November 2002 appointment as Co-Chief Executive Officer, he was also President and Chief Operating Officer. In July 2004 he became the Organization’s Chief Executive Officer and served in that capacity until November 2006. In 1973 Mr. Taylor co-founded KGSM and was from 1973 to 1981 its Chief Operating Officer, and from 1981 to 1987 its President and Chief Operating Officer.

CLASS III — TERM EXPIRES 2009

Charles A. Bowsher, age 77

Mr. Bowsher has been a Director of the Organization since February 1997. In 1996 Mr. Bowsher completed a 15-year term as Comptroller General of the United States and head of the General Accounting Office. Prior to that he was affiliated with Arthur Andersen and Co., for 25 years, except for a four-year period when he served as Assistant Secretary of the Navy for Financial Management. Mr. Bowsher is also a director of Washington Mutual Investors Fund and SI International. Additionally, Mr. Bowsher serves as a public member of the FINRA (Financial Industry Regulatory Authority) board of directors and serves on the advisory board of the Public Company Accounting Oversight Board.

William T. Keevan, age 62

Mr. Keevan has been a Director of the Organization since November 2005. He is a Senior Managing Director of Kroll Inc. (“Kroll”), a leading international risk consulting firm, which he joined in December of 2006. He is the U.S. leader of Kroll’s Forensic Accounting Litigation Consulting and Government Contractor Advisory Services Practice. His practice entails advising clients on complex accounting, financial reporting, regulatory compliance and governance matters. From June 2002 to December 2006, Mr. Keevan was with Navigant Consulting Inc., a specialty consulting firm. From September 1982 to June 2002, Mr. Keevan was a partner of Arthur Andersen LLP in a number of senior management positions. He is also a director of SRA International, Inc., a leading provider of technology and strategic consulting services and solutions to clients in national security, civil government and global health.

Robert C. McCormack, age 69

Mr. McCormack has been a Director of the Organization since 1995 and is the Lead Outside Director. He is a founding partner of Trident Capital, Inc., a private equity firm established in 1993 to invest in information and business service companies. He served as Co-Chairman and Managing Director until 2005, when he became an Advisory Director of the firm. From 1990 to 1993 Mr. McCormack was the Assistant Secretary and Comptroller of the Navy, prior to which time he served for 2 1/2 years in various positions on the staff of the Secretary of Defense. Mr. McCormack spent 20 years in investment banking with Dillon, Read & Co. Inc. and Morgan Stanley & Co. Incorporated before his government service. He is also a director of Illinois Tool Works Inc., Mead Westvaco Corporation and Northern Trust Corporation.

Julia A. McGee, age 66

Ms. McGee has been a Director of the Organization since 1994. In 2007, she became a Senior Advisor to Harcourt Inc. after serving as President and CEO of Harcourt Achieve, Professional and Trade (a publisher of educational, trade and professional materials), from 2003 to 2007. Prior to her position with Harcourt Achieve, Professional and Trade, she served as President of Basal and Test Publishing, for McGraw Hill Education, an information service provider, and earlier as Executive Vice President of Scholastic Inc., an education publisher. From 1991 to November 2000, Ms. McGee was President of McDougal, Littell & Co. and, upon its acquisition by Houghton Mifflin, another publishing company, in 1994, she also became Executive Vice President of Houghton Mifflin. Ms. McGee began her publishing career at McDougal Littell in 1988 as an editorial director. From 1986 to 1988 she held management positions at Ligature, Inc., prior to which she was, for three years, Director of Marketing and Software Development for a division of Tandy Corporation.

BOARD OF DIRECTORS AND BOARD COMMITTEE INFORMATION

Board of Directors

The Organization’s Board of Directors held ten meetings during fiscal year 2008, consisting of five regular meetings and five special meetings. Board members are expected to attend Board meetings, the meetings of the committees on which they serve and the Organization’s Annual Meeting of Stockholders, except in unusual circumstances. During fiscal year 2008 all incumbent Directors attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and of the committees on which they served. All of the Directors attended the Organization’s 2007 Annual Meeting of Stockholders. During fiscal year 2008, the Board met in executive session without management Directors or other employees present at each regular Board of Directors meeting. Robert C. McCormack was chosen to serve as lead outside director and preside at such sessions.

Director Independence

The Board of Directors has considered whether or not each Director, and Ms. Pickrum, as a director nominee, has any material relationship with the Organization (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Organization) and has otherwise complied with the requirements for independence under the applicable listing standards of the New York Stock Exchange (“NYSE”).

As a result of this review, the Board of Directors affirmatively determined that all of the Organization’s current Directors are “independent” of the Organization and its management within the meaning of the applicable NYSE rules, with the exception of Mr. Keller, Mr. Taylor and Mr. Hamburger. Each of Mr. Keller and Mr. Taylor is considered an inside director because of his employment as a Senior Advisor to the Organization. In addition, Mr. Hamburger is considered an inside Director because of his employment as President and CEO of the Organization.

The Board considered the relationship between the Organization and Northern Trust Corporation, with a subsidiary of which the Organization maintains the bulk of its depository accounts and through which nearly all of the Organization’s disbursement activity is made, because Mr. Logan is Executive Vice President and Managing Director, Institutional Sales and Client Servicing, with Northern Trust Global Investments, a business unit of Northern Trust Corporation. In fiscal year 2008, the Organization incurred approximately $773,000 in fees to Northern Trust Corporation, which were partially offset against compensating balance credits earned on an average outstanding balance of approximately $26 million. The Board of Directors concluded, after considering that Mr. Logan had no involvement in the transactions, the lack of materiality of the transactions to the Organization and to Northern Trust Corporation, and the fact that the terms of the transactions are not preferential either to the Organization or to Northern Trust Corporation, that the relationship is not a material one for purposes of the NYSE listing standards and would not influence Mr. Logan’s actions or decisions as a Director of the Organization.

Board Committees

The Board has standing Governance, Audit, Compensation, Finance and Academic committees. A current copy of the charters of each of these committees and a current copy of the Organization’s Corporate Governance Principles are available in print from the Secretary of the Organization to any stockholder upon written request and can also be found on the Organization’s website, www.devryinc.com. Only Directors who meet the NYSE listing standards definition of “independent” are appointed to the Governance and Compensation committees. Only Directors who meet the NYSE listing standards and the Securities and Exchange Commission definitions of “independent” are appointed to the Audit Committee.

Governance Committee.  Directors Julia A. McGee (Chair), Robert C. McCormack, and Fernando Ruiz serve as members of the Organization’s Governance Committee, which met four times during fiscal year 2008. The Board of Directors has determined that all of the members of the Governance Committee are “independent,” as defined in the applicable NYSE listing standards. In accordance with the Committee’s Charter, the Committee’s responsibilities include:

•	proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill any vacancies on the Board;

•	reviewing the committee structure; and

•	leading the Board and Committee evaluation process.

The Governance Committee will consider stockholder recommendations of candidates for Director. Such recommendations should be sent to the Secretary of the Organization. Detailed procedures, including minimum qualifications and specific qualities or skills believed necessary, and the Committee’s process (arising primarily out of the Organization’s By-Laws) for identifying and evaluating nominees, have been codified in the Organization’s policy on the Director Nominating Process, which is described below under the caption “Director Nominating Process.”

Ms. Pickrum’s candidacy resulted from an extensive search process assisted by the firm of Russell Reynolds Associates, which was retained by the Board for this purpose and which recommended Ms. Pickrum as a director candidate. The Governance Committee evaluated Ms. Pickrum against the criteria set forth in the policy on Director Nominating Process, which is discussed below, and recommended her to the full Board of Directors for nomination.

Audit Committee.  Directors William T. Keevan (Chair), Charles A. Bowsher, David S. Brown, Lyle Logan and Harold T. Shapiro serve as members of the Audit Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act. The Committee met ten times in fiscal year 2008. The Board of Directors has determined that all of the members of the Audit Committee are “independent” as required by the applicable listing standards of the NYSE and by the applicable rules and regulations issued by the Securities and Exchange Commission. The Board also has determined that the Audit Committee has two “audit committee financial experts” serving on that Committee; namely, Charles A. Bowsher and William T. Keevan, whose business backgrounds may be found on pages 3 and 4 of this Proxy Statement.

Among the principal duties of the Audit Committee are:

•	appointing the Organization’s independent registered public accounting firm, subject to ratification by the stockholders;

•	reviewing the scope, approach and results of the annual audits;

•	reviewing the annual and quarterly financial statements; and

•	reviewing the representations of management and the findings and suggestions of the independent public accounting firm regarding internal controls, financial policies and procedures and management’s responses thereto.

Additional detail about the Committee’s activities are spelled out in the Committee’s Charter, which was most recently amended and restated by the Board of Directors on August 11, 2008. The report of the Audit Committee appears on page 30 of this Proxy Statement.

Compensation Committee.  Directors Frederick A. Krehbiel (Chair), Connie R. Curran, William T. Keevan and Julia A. McGee serve as members of the Compensation Committee, which held eight meetings in fiscal year 2008, consisting of four regular meetings and four special meetings. The Board of Directors has determined that all of the members of the Compensation Committee are “independent” as defined in the applicable NYSE listing standards. The role of the Compensation Committee is discussed below in the section captioned “Compensation Discussion and Analysis”. The report of the Compensation Committee appears on page 12 of this Proxy Statement.

Academic Committee.  Directors Harold T. Shapiro (Chair), David S. Brown, Connie R. Curran and Ronald L. Taylor serve as members of the Organization’s Academic Committee, which was established to assure that the academic perspective is heard and represented at the highest policy-setting level, and incorporated in all of the Organization’s activities and operations. The purpose of the Committee, which met two times in fiscal year 2008, is to provide oversight of the Organization’s academic policy and input to the Board regarding academic activities.

Finance Committee.  Directors Robert C. McCormack (Chair), Charles Bowsher, Fernando Ruiz and Ronald L. Taylor serve as members of the Organization’s Finance Committee, which met one time during fiscal year 2008. The Committee’s principal duties include review and recommendation with respect to the Organization’s financing policies, including cash flow, capital structure and dividend policy, as well as risk management policy.

Director Nominating Process

The Governance Committee is responsible for making recommendations of nominees for directors to the Board. Nominees are selected on the basis of, among other things, knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the Committee considers appropriate in the context of the needs of the Board. When considering nominees, the Committee seeks to ensure that the Board as a whole possesses, and individual members possess, at least one of the following competencies:

•	Accounting and finance;

•	Business judgment;

•	Management;

•	Industry knowledge;

•	Leadership; and

•	Strategy/vision.

In screening director nominees, the Committee will review potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the Board that could impair the prospective nominee’s ability to act independently.

The Committee will not only consider nominees that it identifies, but will consider nominees submitted by stockholders in accordance with the process for stockholder nominations identified in the By-Laws. Under this process, all stockholder nominees are to be submitted in writing to the Corporate Secretary, DeVry Inc., One Tower Lane, Oakbrook Terrace, IL 60181-4624, not less than 60 days prior to the anniversary of the immediately preceding Annual Meeting of Stockholders. Such stockholder’s notice shall be signed by the stockholder of record who intends to make the nomination (or his duly authorized proxy) and shall also include the following information:

•	the name and address, as they appear on the Organization’s books, of such stockholder and the beneficial owner or owners, if any, on whose behalf the nomination is made;

•	the number of shares of the Organization’s Common Stock which are beneficially owned by such stockholder or beneficial owner or owners;

•	a representation that such stockholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make the nomination;

•	the name and residence address of the person or persons to be nominated;

•	a description of all arrangements or understandings between such stockholder or beneficial owner or owners and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by such stockholder;

•	such other information regarding each nominee proposed by such stockholder as would be required to be disclosed in solicitations of proxies for elections of directors, or would otherwise be required to be disclosed, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including any information that would be required to be included in a proxy statement filed pursuant to Regulation 14A had the nominee been nominated by the Board of Directors; and

•	the written consent of each nominee to be named in a proxy statement and to serve as a director if so elected.

In addition to candidates submitted through this By-Law process for stockholder nominations, stockholders may also recommend candidates by following the procedures set forth below under the caption “Stockholder Communications with Directors.”

In identifying potential nominees and determining which nominees to recommend to the Board, the Governance Committee may in the future retain the services of a professional search firm or other third party advisor. In connection with each vacancy, the Governance Committee will develop a specific set of ideal characteristics for the vacant director position. The Governance Committee will look at nominees it identifies and any identified by stockholders on an equal basis using these characteristics and the general criteria identified above.

2008 DIRECTOR COMPENSATION

Directors, including employee Directors Messrs. Taylor and Keller (but not Mr. Hamburger), are each paid a retainer of $30,000 per annum plus $1,500 for each Board of Directors meeting attended. The Lead Outside Director receives an annual retainer of $17,500. Non-employee committee members are paid $1,000 per committee meeting attended. In addition, the Chair of the Audit Committee receives an annual retainer of $10,000 for such services and each Chair of the other committees receives an annual retainer of $5,000. Also, Directors are eligible to receive options under the Organization’s 1999 and 2003 Stock Incentive Plans and the Organization’s 2005 Incentive Plan. Non-employee Directors are currently granted options for 3,500 shares of DeVry common stock upon election or re-election to the Board at a price equal to the price of the stock at the closing of the NYSE on the date of grant (pro-rated for election to less than a full three-year term). These options vest on the one-year anniversary of the date of election or re-election. Directors are reimbursed for any reasonable and appropriate expenditures attendant to Board membership.

Under the DeVry Inc. Nonqualified Deferred Compensation Plan, a Director may elect to defer all or a portion of Board compensation. Any amount so deferred is, at the Director’s election, valued as if invested in various investment choices made available by the Compensation Committee for this purpose, and is payable in cash in installments or as a lump-sum on or after termination of service as a Director or at a date specified by the Director.

In fiscal 2008, each non-employee Class I Director elected or re-elected at the 2007 Annual Meeting of Stockholders on November 7, 2007, received a grant of options to purchase 3,500 shares of DeVry common stock at a price equal to the price of the stock at the closing of the NYSE on the date of grant. All of the options vest on the one-year anniversary of the date of election or re-election.

This table discloses all compensation provided in fiscal year 2008 to the Directors of the Organization (other than Mr. Hamburger who received no compensation for his service as a Director).

	Fees Earned	Option
	or Paid	Awards	Total
Name(1)	in Cash ($)	($)(2)	($)

Charles A. Bowsher	58,000	46,865	104,865
David S. Brown	54,000	39,685	93,685
Connie R. Curran	52,000	64,035	116,035
William T. Keevan	66,000	46,865	112,865
Frederick A. Krehbiel	53,000	39,685	92,685
Lyle Logan(3)	21,500	56,503	78,003
Robert C. McCormack	46,000	46,865	92,865
Julie A. McGee	54,500	46,865	101,365
Fernando Ruiz	43,500	39,685	83,185
Harold T. Shapiro	54,500	69,758	124,258
Ronald L. Taylor	43,500	56,503	100,003

(1)	Mr. Keller was a Named Executive Officer of the Organization during fiscal year 2008. His Director compensation is included in the Summary Compensation Table of this Proxy Statement.

(2)	The amounts reported in the Options Awards column represent the dollar amount, without any reduction for the risk of forfeiture, recognized for financial statement purposes for fiscal year 2008, of option grants to each of the Directors named above, calculated in accordance with the provisions of SFAS 123(R). See “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal 2008, filed with the SEC on August 27, 2008, for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value as of the option grant date is spread over the number of months of service required for the grant to become fully vested. In addition to the expense for current year grants, ratable amounts expensed for awards that were granted in fiscal years 2004 through 2007 are also included. There can be no assurance that the SFAS 123(R) calculated amounts will represent the amounts that the Directors will actually realize from the awards.

(3)	Mr. Logan has elected to defer 100% of his director fees into the DeVry Inc. Nonqualified Deferred Compensation Plan.

The aggregate number of option awards outstanding at June 30, 2008 for each of the Directors was as follows:

Options
Name	Outstanding (#)

Charles A. Bowsher	10,500
David S. Brown	15,750
Connie R. Curran	9,000
William T. Keevan	12,500
Frederick A. Krehbiel	19,500
Lyle Logan	3,500
Robert C. McCormack	10,500
Julie A. McGee	21,750
Fernando Ruiz	9,000
Harold T. Shapiro	10,500
Ronald L. Taylor	530,000

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Stockholders wishing to communicate with the Board of Directors and other interested persons are encouraged to send any communication to: Secretary, DeVry Inc., One Tower Lane, Suite 1000, Oakbrook Terrace, Illinois 60181. Any such communication must be in writing, must set forth the name and address of the stockholder (and the name and address of the beneficial owner, if different), and must state the form of stock ownership and the number of shares beneficially owned by the stockholder making the communication. The Organization’s Secretary will compile and periodically forward all such communication to the Board of Directors.

CERTAIN TRANSACTIONS

Various Organization policies and procedures, including the Code of Business Conduct and Ethics, which applies to the Organization’s directors, officers and all other employees, and annual questionnaires completed by all Organization directors, director nominees and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable Securities and Exchange Commission rules. The Organization’s Governance Committee considers and makes recommendations to the Board of Directors with respect to possible conflicts of interest or any other provisions of the Code of Business Conduct and Ethics. The Governance Committee also annually reviews the continuing independence of the Organization’s non-employee directors under applicable law or rules of the NYSE and reports its findings to the Board of Directors in connection with its independence determinations. The Governance Committee reviews and evaluates the transaction or relationship, including the results of any investigation, and makes a recommendation to the Board of Directors with respect to whether a conflict or violation exists or will exist or whether a director’s independence is or would be impaired. The Board of Directors, excluding any director who is the subject of the recommendation, receives the report of the Governance Committee and makes the relevant determination.

No relationships or transactions occurred between the Organization and any officer, director or nominee for director, or any affiliate of or person related to any of them, since the beginning of the Organization’s last fiscal year of the type and amount that are required to be disclosed under applicable Securities and Exchange Commission rules.

POLICY FOR COMMUNICATING ALLEGATIONS RELATED TO ACCOUNTING COMPLAINTS

Stockholders and employees of the Organization and other interested persons are encouraged to communicate or report any complaint or concern regarding financial statement disclosures, accounting, internal accounting controls, auditing matters or violations of the Organization’s Code of Business Conduct and Ethics (collectively, “Accounting Complaints”) to the General Counsel of DeVry Inc. at the following address:

General Counsel
DeVry Inc.
One Tower Lane
Oakbrook Terrace, IL 60181-4624

Accounting Complaints may also be submitted in a sealed envelope addressed to the chair of the Audit Committee, in care of the General Counsel, at the address indicated above, and labeled with a legend such as: “To Be Opened Only by the Audit Committee.” Any person making such a submission who would like to discuss an Accounting Complaint with the Audit Committee should indicate this in the submission and should include a telephone number at which he or she may be contacted if the Audit Committee deems it appropriate.

Employees may also report Accounting Complaints using any of the reporting procedures specified in the Organization’s Code of Business Conduct and Ethics. All reports by employees shall be treated confidentially and may be made anonymously. The Organization will not discharge, demote, suspend, threaten, harass or in any manner retaliate against any employee in the terms and conditions of his or her employment based upon any lawful actions taken by such employee with respect to the good faith submission of Accounting Complaints.

CODE OF BUSINESS CONDUCT AND ETHICS

The Organization has adopted a Code of Business Conduct and Ethics (the “Code”) that applies to its Directors, officers (including the CEO, the Chief Financial Officer and the Controller) and all other employees. The Code is intended to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure;

•	compliance with applicable laws, rules and regulations;

•	prompt internal reporting of violations of the Code; and

•	accountability for adherence to the Code.

The Code is available in print, without charge, from the Secretary of the Organization to any stockholder upon written request and is also available on the Organization’s website, www.devryinc.com. The Organization posts any amendments to or waivers from the Code (to the extent applicable to the Organization’s directors and executive officers) on the Organization’s website, www.devryinc.com.

STOCK OWNERSHIP

The table below sets forth the number and percentage of outstanding shares of Common Stock beneficially owned by (1) each person known by the Organization to own beneficially more than five percent of the Common Stock, (2) each Director of the Organization, (3) each nominee for election as Director, (4) each Named Executive Officer, and (5) all Directors and officers of the Organization as a group, in each case as of June 30, 2008, except as otherwise noted. The Organization believes that each individual or entity named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

Amount and Nature of Beneficial Ownership

	Amount and Nature of Beneficial Ownership
		Stock Options	Total Common
	Common Shares	Exercisable	Stock
	Beneficially Owned	within 60 days	Beneficially	Percentage
Name	Excluding Options(1)	of June 30, 2008	Owned	Ownership

Baron Capital Management, Inc.	6,934,400	—	6,934,400	9.7
767 Fifth Avenue New York, NY 10153
Westport Asset Management Inc.	4,295,000	—	4,295,000	6.0
253 Riverside Avenue Westport, CT 06880
Fidelity Management & Research	4,255,000	—	4,255,000	6.0
82 Devonshire Street Boston, MA 02109
Dennis J. Keller	7,885,449 (2)	228,900	8,114,349	11.4
Ronald L. Taylor	1,179,515	426,500	1,606,015	2.3
Charles A. Bowsher	2	3,500	3,502	*
David S. Brown	43,500	12,250	55,750	*
Connie R. Curran	0	5,500	5,500	*
William T. Keevan	0	5,500	5,500	*
Frederick A. Krehbiel	15,100	16,000	31,100	*
Lyle Logan	0	0	0	*
Robert C. McCormack	2,284	3,500	5,784	*
Julia A McGee	22,526	14,750	37,276	*
Lisa W. Pickrum	0	0	0	*
Fernando Ruiz	0	5,500	5,500	*
Harold T. Shapiro	250	7,000	7,250	*
Daniel M. Hamburger	34,265	155,200	189,465	*
David J. Pauldine	29,595	19,405	49,000
Richard M. Gunst	4,768	9,232	14,000	*
Thomas C. Shepherd	0	27,500	27,500	*
Thomas J. Vucinic	1,182	14,800	15,982	*
All Directors and Officers as a Group (25 persons)	9,219,732	1,003,229	10,222,961	14.3

*	Represents less than one percent of the outstanding Common Stock.

(1)	“Common Stock Beneficially Owned” includes stock held in joint tenancy, stock owned as tenants in common, stock owned or held by spouse or other members of the holder’s household, and stock in which the holder either has or shares voting and/or investment power, even though the holder disclaims any beneficial interest in such stock. Options exercisable within 60 days after June 30, 2008, are shown separately.

(2)	Mr. Keller has 2,069,922 shares pledged to secure various personal lines of credit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) hereby furnishes the following report to the stockholders of the Organization in accordance with rules adopted by the Securities and Exchange Commission. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis of this Proxy Statement with the Organization’s management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the members of the Compensation Committee:

Frederick A. Krehbiel, Chair
Connie R. Curran
William T. Keevan
Julia A. McGee

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis for fiscal year 2008 of our compensation program and policies, the material compensation decisions the Compensation Committee made under the program and policies, how the Compensation Committee made those decisions and the material factors that the Compensation Committee considered in making those decisions. Later in this Proxy Statement, under the heading “Executive Compensation” you will find a series of tables and related narratives containing specific information about the compensation earned or paid in fiscal year 2008 to the following individuals, whom we refer to as our Named Executive Officers or “NEOs”:

•	Dennis J. Keller, Senior Advisor and Board Chair

•	Daniel M. Hamburger, President and Chief Executive Officer

•	Richard M. Gunst, Sr. Vice President and Chief Financial Officer

•	David J. Pauldine, Executive Vice President

•	Thomas C. Shepherd, Executive Vice President

•	Thomas J. Vucinic, Vice President

The discussion below is intended to help you understand the detailed information provided in those tables and related narratives and put that information into context within our overall compensation program. When we use the words “we,” “our” or “us,” they refer to the Organization.

Mr. Keller’s total compensation for fiscal year 2008 was partly to compensate him for his Board service and otherwise was determined by the Senior Advisor Agreement between Mr. Keller and the Organization, which we discuss herein. Thus, references to “NEOs” in the following discussion are directed to the NEOs other than Mr. Keller.

Executive Compensation Philosophy and Objectives

For fiscal year 2008, the overall goal of our compensation program was to create the maximum long-term return to our stockholders and create value for our students. To achieve this goal, we designed our program to:

•	Attract, motivate and retain high-quality executives;

•	Align NEO compensation with our objectives, including achieving financial and academic goals;

•	Reward Organizational and individual performance; and

•	Provide incentives consistent with the overall goal of enhancing stockholder value.

As part of our compensation philosophy, we believe that we should pay our NEOs total compensation that is competitive with other alternatives available to them in the marketplace and that a significant portion of each NEO’s total compensation should be variable — with both upside potential and downside risk — depending upon the performance of the Organization and the individual. In addition, we believe that we should maintain a clear, straightforward and transparent approach to our executive compensation program.

In making its various determinations discussed below for the CEO, the Compensation Committee also took into account the relationship between the compensation paid to our CEO in fiscal year 2008 and that paid to our other NEOs. The Compensation Committee also considered the nature and magnitude of the NEO’s respective roles and responsibilities, as well as distinctions the market recognizes for CEO compensation generally. Overall, the Compensation Committee found the relationship to be reasonable and appropriate.

How the Compensation Committee Determined Executive Compensation

Role of the Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and monitoring adherence with our compensation program. The Compensation Committee’s role is to oversee, on behalf of the Board and for the benefit of the Organization and its stockholders, our compensation and benefit plans and policies, review and approve stock awards to directors and NEOs, and review and approve annually all compensation decisions relating to our NEOs. The Compensation Committee meets periodically to review our executive compensation program, approve compensation levels and performance targets, review management performance, and approve total annual cash incentive compensation distributions and stock option awards. The Compensation Committee operates under a written charter, a copy of which is available on the Organization’s website, www.devryinc.com.

Role of Executive Officers and Management

The Compensation Committee invites select members of management to participate in its meetings. The CEO and the Vice President of Human Resources were regular attendees at Compensation Committee meetings in fiscal year 2008. The Compensation Committee also invited the CFO, Controller, and General Counsel to provide perspective and participate in its meetings from time to time. Management’s role was to contribute input and analysis to the Compensation Committee’s discussions. At the Compensation Committee’s direction and request, management made recommendations to the Compensation Committee with respect to the key elements of our executive compensation program for fiscal year 2008, which are discussed in more detail below. Management recommended the aggregate dollars to be available to all the Organization’s employees for increases in base salaries (known as the “merit pool”), as well as the guidelines under which merit increases to base salaries of employees were to be made. Management recommended the aggregate dollars available to be distributed to eligible employees under the Organization’s Management Incentive Plan (“MIP”) for fiscal year 2008, and made specific recommendations to the Compensation Committee with respect to MIP awards for certain senior managers. Similarly, management made recommendations to the Compensation Committee concerning the aggregate number of stock options to be awarded to deserving employees under the Organization’s long-term incentive plans for fiscal year 2008, and made specific recommendations with respect individual stock option grants to specific senior managers. As we discuss below, our CEO made specific recommendations to the Compensation Committee for his direct reports, including the NEOs, regarding performance goals, increases to their annual base salaries, MIP awards and stock option grants for fiscal year 2008. After receiving the recommendations of management, the Compensation Committee gave feedback on the recommendations, regularly met in executive session for further discussion and analysis, and consulted with outside advisors. It approved the merit pool, the overall magnitude of MIP awards and stock option grants, and made all final compensation decisions with respect to the NEOs.

Role of Independent Consultants

For fiscal year 2008, management worked with Frederic W. Cook and Co., as described below, on its long-term incentive program and with Hewitt Associates on benchmarking the total compensation of its executive team. The Compensation Committee engaged Sibson Consulting to review management’s recommendations and provide data and insights that ensure that our executive compensation program and directors’ compensation program are fair, reasonable, and consistent with our compensation objectives. The role of all of the outside consultants involved in our compensation processes was purely advisory in nature and the Compensation Committee retained ultimate responsibility for its compensation-related decisions.

Benchmarking

For fiscal year 2008, the Organization referenced four peer groups for benchmarking purposes, which were developed by outside consultants. They consisted of a General Industry Peer Group, a Market Funded Education Peer Group, a Service Industry Peer Group, and a Similarly-Sized Service Companies Peer Group. This was done for comparative purposes in order to help the Organization and the Compensation Committee meet their shared objective of paying senior executives total compensation competitive with other alternatives available to them in the marketplace.

General Industry Peer Group

Sibson Consulting provided compensation information compiled from the proprietary 2007 Mercer Executive Compensation Survey and the proprietary 2006/2007 Watson Wyatt Survey Report on Top Management Compensation. It compared DeVry data against companies with annual revenues ranging from $500 million to $2.5 billion. Sibson was asked to present this information based upon the shared belief of management and the Compensation Committee that companies in the General Industry Peer Group are highly representative of the Organization’s competitors with respect to attracting and retaining high-quality executives.

Market Funded Education Peer Group

Sibson Consulting also provided comparative compensation information compiled from eight companies in the Market Funded Education industry. Sibson was asked to present this information based upon the shared belief of management and the Compensation Committee that companies in the Market Funded Education Peer Group represent DeVry’s most direct competitors, both in terms of financial performance and in connection with attracting and retaining high-quality executives. The following companies made up the Market Funded Education Peer Group:

Apollo Group, Inc.

Career Education Corporation

Capella Education Company

Corinthian Colleges, Inc.

ITT Educational Services, Inc.

Laureate Education, Inc.

Strayer Education, Inc.

Universal Technical Institute

Service Industry Peer Group

Sibson Consulting provided compensation information compiled from 17 companies that, like DeVry, are in the service industry and which have similar market capitalizations. Sibson was asked to present this information based upon the shared belief of management and the Compensation Committee that due consideration should be given to the practices of companies outside DeVry’s industry as they nevertheless represent alternatives available to DeVry’s NEOs. The following companies made up the Service Industry Peer Group:

John Wiley and Sons, Inc.

Scholastic Corporation

Fair Isaac Corporation

Mentor Graphics Corporation

Micros Systems, Inc.

Chipotle Mexican Grill, Inc

Panera Bread Company

PF Chang’s China Bistro, Inc.

Apria Healthcare Group Inc.

Chemed Corporation

Gentiva Health Services, Inc.

Genesis HealthCare Corporation

National HealthCare Corporation

Res-Care Inc.

Advance America Cash Advance Centers, Inc.

Service Corporation International

Weight Watchers International, Inc.

Similarly-Sized Service Companies Peer Group

Finally, data was obtained from Hewitt Associates’ proprietary TCMTM database with a peer group consisting of service companies with revenues between $500 million and $3 billion. Again, this information was sought and considered due to its relevance with respect to alternatives available to DeVry’s NEOs outside our industry.

The Compensation Committee and management analyzed and considered peer group compensation information in formulating a market consensus and reaching decisions regarding base salary levels, MIP targets and awards, and long-term incentive compensation for the Organization’s NEOs. In early fiscal year 2008, the Compensation Committee utilized peer group information presented by Sibson Consulting to set the CEO’s compensation. Later in the fiscal year, in March 2008, peer group information obtained from Sibson Consulting and Hewitt Associates was analyzed and compared in connection with a review and adjustment of the annual base salaries of the NEOs other than the CEO. The Compensation Committee used the peer group data as general guidance in establishing all elements of NEO compensation and to determine the extent to which DeVry’s compensation program is competitive in the marketplace. The Compensation Committee did not target any specific percentile levels in establishing compensation levels and opportunities.

The Role of Performance

For fiscal year 2008, as in fiscal year 2007, we made a significant portion of the total compensation of the NEOs performance-based. Part of this related to the Organization’s financial performance. Part (except for the CEO) related to specific functional or business unit performance, and part related to individual performance. We believe that emphasizing performance helps us to achieve our most significant short-term and long-term objectives. The specific goals and objectives, which we discuss in more detail below under the caption “Elements of Executive Compensation,” played an important role in establishing the amounts paid to our NEOs in each element of our executive compensation program.

Organization and Business Unit Performance Measures and Goals

We have a confidential five-year strategic plan containing various milestones, which was developed by our executive management and approved by our Board. Our executive management recommended, and our Board subsequently approved, an annual operating plan at the beginning of fiscal year 2008 that was based on our five-year strategic plan. The operating plan included confidential revenue and earnings per share goals both for the Organization as a whole and for each of our business units.

The Compensation Committee again used earnings per share and annual revenues as the key measures of Organizational performance relative to the fiscal year 2008 operating plan. It used business unit operating income and business unit revenue as key measures in assessing the individual performance of NEOs in operating roles in fiscal year 2008. These measures were selected by the Compensation Committee as most indicative of our NEOs’ performance and most effective in incenting the NEOs to advance the overall goal of our compensation program, which is to create the maximum long-term return to our stockholders and create value for our students.

We do not discuss the particular Organization-wide or business unit performance measures utilized in our compensation program because we keep such information confidential, and the disclosure of such information would cause competitive harm to us and come into direct conflict with our long-standing practice of not providing forward looking guidance to the investment community. The internal revenue and earnings targets for the Organization and its various business segments flowed from our internal operating plans, which we closely linked with our long-term strategic planning. Public disclosure of these measures could give our competitors critical commercial and financial insight into these matters. It also could provide potentially harmful insight into our competitive strategy as it relates to attracting investment capital, and even undermine a competitive advantage we have built up in that regard. We have a proven ability to raise investment capital, in part because our approach to long-term growth is viewed as attractive to capital sources with a long-term, risk-adjusted outlook. Disclosure of short-term performance measures would introduce confidential commercial and financial information inconsistent with this approach, and would undermine this competitive advantage.

The specific earnings per share and revenue targets that the Compensation Committee utilized in our fiscal year 2008 compensation program were derived from our operating plan for the year. The Compensation Committee considered them to be the best estimate of what we could deliver, if management were to materially satisfy its goals and objectives for the year. The Compensation Committee intended the measures to be aggressive yet achievable goals. At the time the Compensation Committee set these goals, it expected that it would take extraordinary performance on the part of management to exceed them to the extent necessary to yield maximum incentive payouts under our Management Incentive Plan. We believe that our incentive plans have successfully implemented our philosophy of pay for performance because they focus the Organization on the key value drivers and performance incentives to deliver strong results.

Individual Performance Goals

At the beginning of fiscal year 2008, the Compensation Committee approved individual performance goals and objectives for the CEO. The CEO also worked collaboratively with the other NEOs in developing their individual performance goals and objectives, which the Compensation Committee subsequently approved. These individual performance goals and objectives reflected functional results or business unit performance appropriate for each NEO’s respective role. Each stressed the building of academic outcomes, organizational strength and advancement of the Organization’s core values. The individual performance goals are factors in determining base salary, annual cash incentive compensation and long-term incentive compensation. None of the individual performance goals for any of the NEOs were individually material in fiscal year 2008.

The individual performance goals and objectives that the Compensation Committee set for our CEO focused on:

•	Building a high performance team;

•	Investing in a positive future for the Organization;

•	Achieving strong academic outcomes;

•	Diversifying the scope of the Organization’s offerings; and

•	Preserving and enhancing DeVry’s reputation for integrity and quality.

The individual performance goals and objectives set for our CFO, Mr. Gunst, in his role as the head of a critical function for the Organization, focused on:

•	Leading the strategic and financial planning processes, providing analytical insights, and regularly monitoring key performance indicators;

•	Ensuring the financial perspective is provided on all the issues that are being considered by the Organization;

•	Representing DeVry externally to media, investors, government agencies, and the general public;

•	Monitoring and enhancing internal control processes;

•	Pursuing cost-saving opportunities;

•	Recruiting, training, supervising, and evaluating department staff; and

•	Continuously evaluating capital structure and investments from a strategic perspective.

The individual performance goals and objectives set for Mr. Pauldine, Dr. Shepherd and Mr. Vucinic, as operating division heads, focused on:

•	Achieving quality academic outcomes;

•	Optimizing operational and financial performance; and

•	Executing strategic plans, particularly concerning facilities, student services and relationships with accreditation, government and other education professionals.

These measures were selected by the Compensation Committee because they were reflective of management’s role in the Organization achieving the goals set forth in the fiscal 2008 operating plan. At the same time, the

Compensation Committee selected these goals because they are reflective of a number of qualitative areas felt to be important to all of our executives, such as behaviors that:

•	Reinforce the Organization’s core values;

•	Attract, motivate, reward and retain employees who consistently deliver strong performance to ensure the Organization’s long term success;

•	Promote teamwork that is focused on meeting the expectations of customers (students and employers of graduates), various outside agencies (regulators and accreditors) and its stockholders; and

•	Promote dedication to the empowerment of students to achieve their educational and career goals.

Elements of Executive Compensation

The key elements of our executive compensation program for fiscal year 2008 were:

•	Annual base salary;

•	Annual cash incentive compensation; and

•	Long-term incentive compensation (stock options).

We also provided a few other personal benefits to our NEOs, as described below in the “All Other Compensation” section.

The Compensation Committee aimed to provide total cash compensation to each NEO that was market-competitive, beginning with a competitive annual base salary, with the remainder (consisting of annual incentive compensation and stock option awards) largely at-risk, to be earned based upon individual and Organization performance. Stock options are included in the program to provide a strong incentive for the NEOs to focus on the creation of stockholder value over the long-term. For example, in order to emphasize the overall goals of our compensation program, approximately two-thirds of the CEO’s total compensation was at-risk, in the form of annual incentive pay and stock options. We believe that this allocation of compensation recognizes potential and rewards strong performance.

The following is a description for fiscal year 2008 of the three main components of our compensation program, the purpose of each, and the role each played in fiscal year 2008 in meeting the overarching objectives of our compensation program for our NEOs.

Annual Base Salary

We pay base salaries as a secure, predictable component of cash compensation, which is essential for attracting and retaining talented executives. As discussed above under the caption “Benchmarking,” we monitor peer group salaries for executives within our industry and among organizations of similar size and characteristics in order to ensure that we are paying our NEOs total compensation, including annual base salaries, at a market competitive level. The Compensation Committee adjusts base salaries in the early part of each fiscal year to reflect the executive’s performance during the prior year and keep us competitive in relation to market changes and, therefore, enable us to retain and attract high-quality executives.

The Compensation Committee evaluated the CEO’s annual base salary at the outset of fiscal year 2008. Its evaluation took into account actual results versus the performance measures and goals previously set for the Organization and for him for fiscal year 2007, which were discussed in the Organization’s 2007 Definitive Proxy Statement. The Compensation Committee also considered its interaction with the CEO and observation of his performance throughout fiscal year 2007, thus adding a further discretionary element to its evaluation. The Compensation Committee believes that our executive compensation program was better because of this element, as it allowed for the consideration of factors that could not be measured with precision. The Organization did exceptionally well in fiscal year 2007. The CEO contributed materially to our favorable results and exceeded nearly all of his individual performance objectives. As a result, for fiscal year 2008, we paid our CEO $675,322. Mr. Hamburger assumed the role of CEO approximately five months into the 2007 fiscal year. If his fiscal year 2007 base salary as of June 30, 2008 as CEO was annualized, Mr. Hamburger’s fiscal year 2008 salary would represent an increase of approximately 6.0 percent from the prior year. The Compensation Committee increased the CEO’s salary because the Compensation Committee wanted to reward the CEO for the Organization’s and the CEO’s positive performance during the previous fiscal year, as well as his historically consistent executive performance, his potential for increased positive future performance, his success in building a high quality executive team, his potential to build a positive future for the Organization and in order to ensure that his salary was raised at a level comparable to the chief executive officers at the companies in our peer groups.

The CEO recommended the annual base salary of each of the other NEOs for the fiscal year 2008 based on his experience and analysis of the market at that time, his review of the compensation levels at companies in our peer groups and his assessment of each NEO’s performance for the fiscal year 2007. The CEO’s recommendations are inherently subjective due to the qualitative nature of the individual performance measures and involve the CEO’s judgment. Generally, the CEO made his assessments for adjustment of the other NEOs’ fiscal year 2008 salaries, based on the following:

(1) Our overall financial performance compared to the fiscal 2007 operating plan;

(2) Each NEO’s performance against his previously established individual goals and objectives;

(3) Each NEO’s effectiveness in instilling a culture of teamwork, student service and integrity;

(4) Each NEO’s expected future contributions;

(5) Current norms for annual salary increases in the marketplace;

(6) Discretion based on interaction and observation throughout the year.

Based upon the CEO’s evaluation of these factors and his recommendations to the Compensation Committee, the Compensation Committee approved a merit increase to the base salary for each of the other NEOs effective in late September 2007. Subsequently, the Compensation Committee directed management to evaluate the overall compensation of each of our senior executives (other than the CEO) relative to the market. This research and analysis was initiated in furtherance of our objective of providing our senior executives compensation competitive with current market conditions. The evaluation relied extensively upon compensation data compiled by the outside consultants about individuals holding comparable positions at the companies in our peer groups as we discuss above under the caption “Benchmarking.” At the conclusion of this evaluation, Compensation Committee approved a market adjustment to the base salary of each of the NEOs (other than the CEO). These adjustments were made effective in April 2008. The cumulative effect of the merit increases at the beginning of the fiscal year and the market adjustments in April 2008 are reflected in the “Salary” column of the Summary Compensation Table, as are the fiscal year 2007 salaries for comparative purposes.

We believe that the annual base salaries paid in fiscal year 2008 to each NEO served our executive compensation objectives to:

•	Retain our high-quality executives by paying them a competitive market annual base salary; and

•	Reward individual performance by increasing their annual base salaries from prior year levels as a result of the Organization’s overall, and each NEO’s individual, positive performances.

Annual Cash Incentive Compensation

The Management Incentive Program (“MIP”) is an annual incentive compensation program designed to motivate and reward our NEOs and other management employees by putting a substantial portion of cash compensation at risk and paying annual incentives when Organization financial objectives and individual performance goals are met or exceeded. We determine and pay the MIP payments for a particular fiscal year only after it has ended, in the beginning of the next fiscal year. Thus, MIP awards for fiscal year 2008 were determined and paid in the early part of fiscal year 2009, after the results for fiscal year 2008 were known and confirmed.

The Compensation Committee considered three primary items in determining the amounts of MIP awards for fiscal year 2008:

(1) A goal amount, established at the beginning of the fiscal year, to be paid to the executive under our MIP in the event the executive meets performance measures at target levels in the fiscal year (“MIP Target”);

(2) An allocation for each NEO, established at the beginning of the fiscal year, that weights how much of his MIP Target will be determined based upon achievement of Organizational measures (revenues and earnings per share) and achievement of individual performance measures, which are specific to each NEO depending upon his role, and are discussed in more detail above in the section on the “Role of Performance” in our compensation program; and

(3) An assessment of the Organization’s performance against our preset revenue, income and earnings per share goals for the fiscal year, and the performance of each NEO, respectively, against preset individual performance measures.

2008 NEO MIP Targets

MIP Targets were set at the outset of the fiscal 2008 year. The CEO’s MIP Target is established under his employment agreement, which is discussed in more detail below. MIP Targets for the other NEOs are recommended by the CEO and approved by the Compensation Committee. The MIP Target amounts for all of the NEOs are set forth on the 2008 Grants of Plan Based Awards table below.

2008 NEO MIP Target Allocations

As discussed above, the Compensation Committee approved the fiscal year 2008 MIP performance measures at the outset of the fiscal year. The performance goals and the relative percentage assigned to each of them for each NEO are as follows:

	NEO Performance Measure Weightings
	Organization		Business
	Earnings Per	Organization	Operating	Business
Name	Share	Revenue	Income	Revenue	Individual

Daniel M. Hamburger	40%	30%	—	—	30%
Richard M. Gunst	40%	30%	—	—	30%
David J. Pauldine	18%	12%	25%	15%	30%
Thomas C. Shepherd	18%	12%	25%	15%	30%
Thomas J. Vucinic	18%	12%	25%	15%	30%

The Compensation Committee used Organization earnings per share, Organization revenues, business unit operating income, business unit revenue and individual performance because it believed that these measures reflect management’s role in the Organization achieving the goals set forth in the operating plan. The Compensation Committee used individual performance because it believed that this measure served to advance our short-term goal of each NEO meeting his respective individual performance goals for the year, which the Compensation Committee believed would in turn help us meet our Organization-wide short-term goals.

MIP Payouts for Fiscal Year 2008

MIP payouts for each NEO can be as low as zero but also have an overachievement opportunity of 150% of MIP Target, which rewards exceptional performance compared to expectations, over-delivery of strategic initiatives, and/or achievement of initiatives not contemplated at the time goals were set. The MIP payout opportunities and actual payouts for each NEO are set forth on the 2008 Grants of Plan Based Awards table below.

Mr. Hamburger’s MIP Target for the 2008 fiscal year, pursuant to his employment contract, was 100% of his base salary. The Committee awarded 138.5% of the CEO’s MIP Target, based on its review and weighting of individual performance and particularly the Organization’s performance against its fiscal year 2008 operating plan. The process was essentially the same for the other NEOs, except that the CEO reviewed each NEO’s performance, and the CEO’s recommendations were reviewed and approved by the Committee. The Committee made NEO MIP awards based on an evaluation of individual performance and to what extent the Organization goals, and in the case of Messrs. Pauldine, Shepherd and Vucinic their respective business unit goals, were met or exceeded.

We believe that the annual incentive compensation that we paid in fiscal year 2008 to each NEO served our executive compensation objectives to:

•	Retain our high-quality executives by providing them with the opportunity to earn market competitive annual incentive compensation;

•	Reward Organization performance by paying them for meeting or exceeding pre-established Organization performance goals; and

•	Reward individual performance by paying them for meeting or exceeding pre-established individual performance goals.

Long-Term Incentive Compensation — Stock Options

Although the Compensation Committee regularly evaluates other cash and stock-based incentive compensation vehicles, the Compensation Committee has a long-standing reliance upon stock options as the primary long-term incentive vehicle to align the long-term interests of management and stockholders. In doing so, the Compensation Committee encourages its executives to focus on the behaviors and initiatives that will lead to increased long-term stockholder value. The Compensation Committee believes that long-term equity compensation is an important retention tool and, thus, the Compensation Committee has chosen to use a multi-year vesting schedule for stock options to encourage longer-term focus and retention. The vesting period for stock option grants made under the Amended and Restated Stock Incentive Plan, established in 1988, the 1991 Stock Incentive Plan, the 1994 Stock Incentive Plan, the 1999 Stock Incentive Plan, and the 2003 Stock Incentive Plan are five years. The vesting period for stock option grants made under the DeVry Inc. Incentive Plan of 2005 was five years until that Plan was amended by the Compensation Committee in September of 2008 to establish a four-year vesting schedule. All of the stock option grants to our NEOs during the 2008 fiscal year vest in equal increments over a five-year period.

The Compensation Committee made grants to each of the NEOs in the early part of fiscal year 2008. The process took into account the same six criteria described in the “Annual Base Salary” section, above, in determining the size of the fiscal 2008 option grants for our NEOs. The Compensation Committee targeted the value of the long-term equity compensation for each NEO to represent a substantial percentage of total compensation because the primary objective of our compensation program is to create maximum long-term return to our stockholders.

Details concerning fiscal year 2008 stock option grants for the NEOs appear in the 2008 Grants of Plan-Based Awards table. The Compensation Committee awarded the option grants reflected in the table based on an evaluation of individual performance and to what extent the Organization goals, and in the case of Messrs. Pauldine, Shepherd and Vucinic their respective business unit goals, were met or exceeded.

The Compensation Committee granted Incentive Stock Options (ISOs) up to the $100,000 IRS limitation applicable to each one-year vesting period. To the extent this limitation was met for any NEO, then the remaining portion of the award was issued in the form of non-qualified stock options. The Compensation Committee recognizes that the Organization may not receive a tax deduction for ISOs. The Compensation Committee weighed this consideration against the benefit ISOs provide to employees and the consequent enhancement to the Organization’s ability to attract and retain executives and determined it was in the Organization’s best interest to continue utilizing ISOs in the fashion described.

We believe that the long-term incentive compensation granted in fiscal year 2008 to each NEO served our executive compensation objectives to:

•	Align NEO compensation with our business objectives by tying a portion of the number of stock options that we granted each NEO to our performance against pre-established goals;

•	Reward individual and Organization performance by tying a portion of the number of stock options that we granted to each NEO to both our Organization’s and each NEO’s individual performance against pre-established goals; and

•	Provide incentives consistent with the overall goal of enhancing stockholder value by requiring the stock options to vest in equal installments over a five-year period, which provides incentives to our NEOs to remain with the Organization for an extended period of time in order to realize the greatest possible value of the stock options.

All Other Compensation

In general, we do not provide perquisites to our NEOs that are not available to other employees, with the exception of these:

•	Matching contributions credited in fiscal year 2008 under the DeVry Inc. Nonqualified Deferred Compensation Plan;

•	An Organization-leased automobile or cash automobile allowance;

•	Group life insurance premiums; and

•	Certain medical insurance and out-of-pocket medical costs.

Perquisites make up the smallest portion of each NEO’s total compensation package, but provide a competitive level of retirement savings and healthcare protection, in order to attract and retain executives. The nature and quantity of perquisites provided by the Organization did not change materially in fiscal year 2008 versus 2007, consistent with our philosophy that perquisites should not represent a primary component of our compensation program. The Compensation Committee periodically reviews the perquisite program and allowances provided to each NEO to determine if adjustments are appropriate.

The “All Other Compensation” column of the 2008 Summary Compensation Table shows the amounts of perquisite compensation we paid for fiscal year 2008 to each of the NEOs.

Deferred Compensation

The Organization maintains the DeVry Inc. Nonqualified Deferred Compensation Plan (the “Deferred Plan”). The Deferred Plan is a voluntary, non-tax qualified, deferred compensation plan for executives to save for retirement by deferring a portion of their current compensation until termination of service with the Organization or other specified dates. We credit matching contributions to participants’ accounts under the Deferred Plan to the extent their matching contributions to our tax-qualified Profit Sharing 401(k) Retirement Plan are limited by the Internal Revenue Code. The Deferred Plan enables the NEOs and other higher compensated employees to save a portion of their income for retirement on a scale consistent with other employees not subject to IRS limits. We did not contribute to the Deferred Plan except as a matching contribution to amounts the NEOs contributed during the 2008 fiscal year. We do not have a defined benefit pension plan, and, therefore, our Profit Sharing 401(k) Retirement Plan and the Deferred Plan are the only retirement savings vehicles for executives.

Employment Agreements

On June 30, 2006, Mr. Keller’s employment with the Organization pursuant to his then existing employment agreement ended, and he has continued to be employed with the Organization as a Senior Advisor pursuant to his Senior Advisor Agreement. Although Mr. Keller is not standing for reelection as a Director at the 2008 Annual Meeting of Stockholders, he will remain employed as a Senior Advisor, along with the other founder of the Organization, Mr. Taylor. Under the terms of the Senior Advisor Agreement, he is to have duties and responsibilities that include focusing on the strategy of and investor relations for the Organization and serving as a senior advisor to the Board. The agreement, which has a 15 year term, sets forth the terms of his compensation and benefits to be paid to him during the term, including the compensation and benefits to be paid upon termination of the agreement prior to the end of the term.

The Organization and Mr. Hamburger are parties to an employment agreement that provides for an initial base salary, annual salary increases and annual bonuses during the term and sets forth the severance benefits that will be provided upon termination of his employment under certain conditions.

The Organization and Mr. Gunst are parties to an employment agreement with an indefinite term that provides for an initial base salary and sets forth the severance benefits that will be provided upon certain terminations of employment.

The agreements of Messrs. Keller, Hamburger and Gunst are discussed in detail in the narrative accompanying the Summary Compensation Table under the caption “Employment Agreements” and the Organization’s obligation to provide severance benefits in accordance with the agreements is discussed under the caption “Potential Payments Upon Termination or Change-in-Control”.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 per year paid to “covered employees”, defined as the chief executive officer and the three other most highly compensated officers (other than the chief financial officer) employed as executive officers at year-end. Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies certain requirements under Section 162(m). The Compensation

Committee views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy. The Compensation Committee reviews each material element of compensation on a continuing basis and takes steps to assure deductibility if that can be accomplished while still remaining faithful to our executive compensation philosophy and objectives.

Base salaries do not qualify as “performance-based compensation” under Section 162(m), although the base salaries of the Organization’s NEOs are substantially below the $1 million level. Amounts paid to an executive that are excludable from gross income, such as Profit Sharing Retirement Plan contributions reflected in the “All Other Compensation” column in the Summary Compensation Table, are not subject to Section 162(m). Incentive compensation paid by the Organization in fiscal year 2008 under the MIP that is based on Organization performance is expected to qualify as “performance-based compensation.” Gains on the exercise of stock options in fiscal year 2008 by persons who were covered employees at the end of the fiscal year qualify as performance-based where the Section 162(m) limitations on deductibility were relevant.

EXECUTIVE COMPENSATION
2008 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Organization’s Chief Executive Officer, Chief Financial Officer and each of the other NEOs for the fiscal years 2008 and 2007, which ended June 30, 2008 and June 30, 2007, respectively.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)(2)	($)(4)	($)(5)	($)		($)

Dennis J. Keller	2008	402,231 (3)	34,266	0	65,678	(6)	502,175
Board Chair(1)	2007	420,000	25,110	0	58,657	(6)	503,767
Daniel Hamburger	2008	675,322	728,869	991,749	43,559	(7)	2,439,499
Chief Executive Officer and President	2007	577,125	425,956	708,701	15,968	(7)	1,727,750
Richard M. Gunst	2008	285,970	134,725	212,127	23,737	(8)	656,559
Sr. Vice President and Chief Financial Officer	2007	258,430	64,488	169,085	9,321	(8)	501,324
David J. Pauldine	2008	334,159	233,995	312,060	23,767	(9)	903,981
Executive Vice President	2007	330,000	139,095	201,923	10,939	(9)	681,957
Thomas C. Shepherd	2008	256,811	109,518	178,797	15,391	(10)	560,517
Executive Vice President	2007	247,500	55,661	157,916	28,410	(10)	489,487
Thomas J, Vucinic	2008	180,625	229,736	137,869	13,130	(11)	561,360
Vice President	2007	169,214	64,170	109,394	13,734	(11)	356,512

(1)	Mr. Keller served as an executive Board Chair until June 29, 2008 and since that time has served as a non-executive Board Chair.

(2)	This shows the salaries paid in fiscal years 2008 and 2007. The following NEOs have elected to defer a portion of their salary under the Deferred Plan: Mr. Hamburger — $6,552 for 2008 and $0 for 2007; Mr. Gunst — $52,611 for 2008 and $27,500 for 2007; Dr. Shepherd — $5,097 for 2008 and $0 for 2007.

(3)	Mr. Keller was paid at a rate of $420,000 per year but was actually paid less in fiscal year 2008 based on the number of pay periods in fiscal year 2008.

(4)	The amounts reported in the Options Awards column represent the dollar amount, without any reduction for the risk of forfeiture, recognized for financial statement purposes for the fiscal years 2008 and 2007, of outstanding option grants to each of the NEOs, calculated in accordance with the provisions of Statement of Financial Accounting Standards Number 123(R) (“SFAS 123(R)”). See “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2008, filed with the SEC on August 27, 2008, and “Note 3: Stock Based Compensation” to DeVry’s consolidated financial statements set forth in the Form 10-K for fiscal year 2007, filed with the SEC on August 24, 2007 for the assumptions made in determining SFAS 123(R) values. The SFAS 123(R) value as of the option grant date is expensed over the number of months of service required for the grant to become fully vested. For retirement eligible grantees, the entire amount is expensed in the year of the grant. In addition to the expense for current year grants, ratable amounts expensed for awards that were granted in fiscal years 2003 through 2007 are also included.

(5)	The MIP compensation was earned in fiscal years 2008 and 2007 and paid in fiscal years 2009 and 2008, respectively, based upon the MIP guidelines. The following have elected to defer a portion of their MIP compensation under the Deferred Plan: Mr. Hamburger — $198,350 for 2008 and $141,740 for 2007; Mr. Gunst — $42,425 for 2008 and $33,817 for 2007; Mr. Pauldine — $46,809 for 2008 and $30,288 for 2007; Dr. Shepherd — $17,880 for 2008.

(6)	All other compensation reported for Mr. Keller, for fiscal years 2008 and 2007 respectively, represents (i) the Organization’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $11,765 and $9,100; (ii) leased car value, $0 and $1,271; (iii) group life insurance, $5,205 and $5,639; (iv) executive medical benefits, $6,708 and $3,647; and (v) directors fees, $42,000 and $39,000.

(7)	All other compensation reported for Mr. Hamburger, for fiscal years 2008 and 2007 respectively, represents (i) the Organization’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $8,473 and $7,650; (ii) the Organization’s contributions credited under the Deferred Plan, $23,605 and $0; (iii) car allowance, $3,926 and $4,083; (iv) group life insurance, $519 and $500; and (v) executive medical benefits, $7,036 and $3,735.

(8)	All other compensation reported for Mr. Gunst, for fiscal years 2008 and 2007 respectively, represents (i) the Organization’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $3,979 and $0; (ii) the Organization’s contributions credited under the Deferred Plan, $7,538 and $0; (iii) car allowance, $8,077 and $7,894; (iv) group life insurance, $654 and $621; and (v) executive medical benefits, $3,489 and $806.

(9)	All other compensation reported for Mr. Pauldine, for fiscal years 2008 and 2007 respectively, represents (i) the Organization’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $8,460 and $3,300; (ii) the Organization’s contributions credited under the Deferred Compensation Plan, $6,375 and $0; (iii) leased car value, $3,766 and $3,917; (iv) group life insurance, $790 and $629; and (v) executive medical benefits, $4,376 and $3,093.

(10)	All other compensation reported for Dr. Shepherd, for fiscal years 2008 and 2007 respectively, represents (i) the Organization’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $8,432 and $4,372; (ii) car allowance, $5,769 and $6,000; (iii) group life insurance, $877 and $792; and (iv) executive medical benefits, $313 and $17,246.

(11)	All other compensation reported for Mr. Vucinic, for fiscal years 2008 and 2007 respectively, represents (i) the Organization’s matching and profit sharing contributions credited under the Profit Sharing Retirement Plan, $11,006 and $10,668; (ii) car allowance, $633 and $2,371; and (iii) group life insurance, $1,491 and $695.

Senior Advisor Agreement with Mr. Keller

Mr. Keller and the Organization are parties to a Senior Advisor Agreement, which has a 15 year term through June 30, 2021. Mr. Taylor and the Organization are parties to a substantially similar Senior Advisor Agreement. The term of Mr. Keller’s Senior Advisor Agreement is divided into an initial five-year period and a final ten-year period. The agreement sets forth the compensation and benefits to be paid to Mr. Keller during the terms of the agreement, which include (i) an appropriate office; (ii) compensation for his services at an annual rate of $420,000 during the initial five-year period and at an annual rate of $50,000 during the final period, such $50,000 amount being subject to annual increases at the budgeted average percentage increase for all Organization employees; (iii) health, welfare and pension benefits consistent with past practice, as well as other fringe benefits on the same terms and to the same extent as provided by the Organization to senior management employees, excluding special CEO benefits; (iv) upon his request and subject to certain cost limitations, an insurance policy providing $1,000,000 in death benefits payable to his designated beneficiary; and (v) reimbursement of expenses consistent with the Organization’s policy in effect from time to time.

Employment Agreement with Mr. Hamburger

The Organization and Mr. Hamburger are parties to an employment agreement dated as of November 15, 2006, which provides for (i) an initial salary of $675,000 per year, subject to annual increases (but no decreases), (ii) an annual bonus under the MIP targeted at 100% of base salary, (iii) benefits and perquisites made available to senior management generally, and (iv) reimbursement of expenses consistent with the Organization’s policy in effect from time to time.

Employment Agreement with Mr. Gunst

The Organization and Mr. Gunst are parties to an employment agreement dated as of July 24, 2006, which provided for (i) an initial salary of $275,000 per year, subject to annual review, and (ii) benefits made available to senior management generally.

2008 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each NEO with respect to (1) estimated possible payouts under non-equity incentive plan awards that could have been earned for fiscal year 2008 and (2) stock options granted in fiscal year 2008.

		Estimated Possible Payouts
		Under Non-Equity Incentive
		Plan Awards(1)
					All Other Option
					Awards: Number
					of Securities		Exercise or Base	Grant Date Fair
		Threshold	Target	Maximum	Underlying		Price of Option	Value of Stock and
Name	Grant Date	($)	($)(3)	($)(4)	Options		Awards ($/sh)(7)	Option Awards(8)

Dennis J. Keller	—	—	—	—	—		—	—
	—	—	—	—	—		—	—
Daniel M. Hamburger		(2)	$715,808	$1,073,712
	8/31/2007				110,000	(5)	34.53	$1,699,500
Richard M. Gunst		(2)	$152,259	$228,389
	8/31/2007				25,000	(5)	34.53	$386,250
David J. Pauldine		(2)	$223,166	$334,749
	8/31/2007				31,000	(5)	34.53	$478,950
Thomas C. Shepherd		(2)	$137,317	$205,976
	8/31/2007				17,500	(6)	34.53	$270,375
Thomas J. Vucinic		(2)	$97,318	$145,977
	8/31/2007				11,000	(6)	34.53	$169,950

(1)	Payouts under the MIP were based on performance in fiscal year 2008. Therefore, the information in the “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in September 2007. The amounts actually paid under the MIP for fiscal year 2008 appear in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table.

(2)	Pursuant to the MIP, performance below a performance goal target will result in no payment with respect to that performance goal.

(3)	The amount shown in this column represents the target incentive payment under the MIP.

(4)	Pursuant to the MIP, the amount shown in this column represents the maximum incentive payment, 150% of the target.

(5)	Option grant issued as part of the annual incentive grant under the 2005 Stock Incentive Plan and become exercisable at 20% per year for five years and have a maximum term of ten years.

(6)	Option grant issued as part of the annual incentive grant under the 2003 Stock Incentive Plan and become exercisable at 20% per year for five years and have a maximum term of ten years.

(7)	All options granted to the NEOs in fiscal year 2008 have an exercise price equal to the closing sales price of the common stock on the date of grant.

(8)	This column shows the grant date fair value of the options awarded to each of the NEOs in fiscal year 2008, computed in accordance with FAS 123(R), which was $15.45. Also see “Note 3: Stock Based Compensation” to the Consolidated Financial Statements contained in the Organization’s Annual Report on Form 10-K for the year ended June 30, 2008 for an explanation of the assumptions made by the Organization in the valuation of these awards.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth information for each NEO with respect to each grant of options to purchase Organization common stock that was made at any time, has not yet been not exercised, and remained outstanding at June 30, 2008.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option
	Options		Options		Exercise	Option
	(#)		(#)		Price	Expiration
Name	Exercisable		Unexercisable		($)(5)	Date

Dennis J. Keller	500	(1)	0		24.00	7/1/2009
	35,000	(2)	0		21.22	8/17/2009
	500	(1)	0		28.88	7/3/2010
	40,000	(2)	0		31.75	8/21/2010
	500	(1)	0		35.22	7/2/2011
	46,000	(2)	0		35.10	8/24/2011
	500	(1)	0		22.07	7/1/2012
	50,000	(2)	0		17.45	8/13/2012
	500	(1)	0		23.93	7/1/2013
	40,000	(2)	10,000	(2)	27.16	8/15/2013
	500	(1)	0		27.41	7/1/2014
	3,600	(2)	2,400	(2)	15.81	11/16/2014
	500	(1)	0		20.33	7/1/2015
	500	(1)	0		22.22	8/24/2016
	300	(2)	1,200	(3)	28.80	2/6/2017
Daniel Hamburger	15,360	(2)	3,840	(2)	27.16	8/15/2013
	30,000	(2)	20,000	(2)	20.78	8/10/2014
	75,000	(4)	0		21.40	6/15/2015
	11,000	(2)	44,000	(2)	21.62	10/3/2016
	10,000	(2)	40,000	(2)	28.80	2/6/2017
	0		110,000	(2)	34.53	8/31/2017
Richard M. Gunst	2,232	(2)	28,000	(2)	20.97	7/24/2016
	0		25,000	(2)	34.53	8/31/2017
David J. Pauldine	13,405	(2)	27,000	(2)	21.76	10/24/2015
	6,000	(2)	24,000	(2)	21.62	10/3/2016
	0		31,000	(2)	34.53	8/31/2017
Thomas C. Shepherd	9,000	(2)	6,000	(2)	20.12	10/18/2014
	15,000	(4)	0		21.40	6/15/2015
	3,500		14,000	(2)	21.62	10/3/2016
	0		17,500	(2)	34.53	8/31/2017
Thomas J. Vucinic	3,000	(2)	0		31.75	8/21/2010
	2,000	(2)	0		37.75	1/3/2011
	5,000	(2)	0		35.10	8/24/2011
	0		1,400	(2)	27.16	8/15/2013
	0		3,200	(2)	20.78	8/10/2014
	1,800	(2)	7,200	(2)	21.62	10/3/2016
	0		11,000	(2)	34.53	8/31/2017

(1)	Options vest 100% after the first year of the 10-year option term.

(2)	Options vest 20% per year over the first five years of the 10-year option term.

(3)	Options vest 33 1/3% over year over the first three years of the 10-year option term.

(4)	Options vested 100% on date of grant of the 10-year option term.

(5)	All options were granted at market value on the date of grant based on the closing market price of the common stock for such date as reported in The Wall Street Journal.

2008 Option Exercises and Stock Vested

This table sets forth information concerning (1) the exercise during fiscal year 2008 of options to purchase shares of common stock by each of the NEOs and (2) the dollar amount realized on exercise of the exercised options.

	Option Awards
	Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise
Name	(#)	($)(1)

Dennis J. Keller	31,125	1,103,360
Daniel M. Hamburger	50,000	2,086,204
Richard M. Gunst	4,768	136,317
David J. Pauldine	—	—
Thomas C. Shepherd	—	—
Thomas J. Vucinic	24,600	746,424

(1)	Value Realized on Exercise. Represents the difference between the closing market price of the common stock as reported in The Wall Street Journal for the date of exercise of the option and the option exercise price multiplied by the number of shares of common stock covered by the options held.

2008 Nonqualified Deferred Compensation

This table sets forth the contributions by each NEO and the Organization for fiscal year 2008, the earnings accrued on each NEO’s account balance in 2008 and the account balance at June 30, 2008 under the Deferred Plan.

	Executive	Employer	Aggregate	Aggregate
	Contributions	Contributions	Earnings/(Loss)	Balance at
	in Last	in Last	in Last	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Year End
Name	($)(1)	($)(2)	($)(3)	($)(4)

Dennis J. Keller	0	0	(124,865)	643,120
Daniel Hamburger	148,292	23,605	(14,461)	361,479
Richard M. Gunst	86,428	7,538	(2,049)	119,545
David J. Pauldine	30,288	6,375	(3,834)	32,830
Thomas C. Shepherd	5,097	0	(162)	4,935
Thomas J. Vucinic	0	0	0	0

(1)	Executive Contributions in Last Fiscal Year. The amount of executive contributions made by each NEO and reported in this column is included in each NEO’s compensation reported on the 2008 Summary Compensation Table, either in the “Salary” or “Non-Equity Incentive Plan Compensation” column. See footnotes 1 and 3 of the Summary Compensation Table for specific deferrals made by each NEO.

(2)	Employer Contributions in Last Fiscal Year. The amount of Organization contributions made and reported in this column is included in each NEO’s compensation reported on the 2008 Summary Compensation Table in the “All Other Compensation” column.

(3)	Aggregate Earnings/(Loss) in Last Fiscal Year. These amounts represent the earnings in the Deferred Plan for fiscal year 2008. These amounts are not reported in the Summary Compensation Table.

(4)	Aggregate Balance at Last Fiscal Year End. The aggregate balance as of June 30, 2008 reported in this column for each NEO reflects amounts that have been previously reported as compensation on the Summary Compensation Table for prior years.

Deferred Compensation Plan

Under the Deferred Plan, participants are entitled to defer compensation until termination of service with the Organization or certain other specified dates. The Organization credits matching contributions to participants’ accounts under the Deferred Plan to the extent their matching contributions to the Organization’s Profit Sharing Retirement Plan are limited by various Internal Revenue Code limitations. The Organization may also credit participants’ accounts with discretionary profit sharing contributions. Participants may elect to have their Deferred Plan accounts credited with earnings based on various investment choices made available by the Compensation Committee for this purpose. Also, participants’ dependents are eligible to receive a pre-retirement death benefit.

2008 Potential Payments Upon Termination or Change-in-Control

The Organization provides benefits to certain of the NEOs upon certain terminations of employment from the Organization. These benefits are in addition to the benefits to which these NEOs would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). In addition, the 2005 Incentive Plan and certain stock option agreements under the Organization’s other stock option plans provide for acceleration of vesting of outstanding stock options in the event of a change in control of the Organization, regardless of whether a termination of employment occurs.

Employment Agreements

MR. HAMBURGER

The employment agreement of Mr. Hamburger was effective as of November 15, 2006 in connection with his assumption of the duties of President and Chief Executive Officer of the Organization. The employment agreement provides that either party may terminate Mr. Hamburger’s employment upon 180 days’ advance notice, except that his employment will terminate immediately if due to death, disability, by the Organization for any reason or by Mr. Hamburger for “good reason.” The agreement provides the following severance benefits:

•	If a change in control of the Organization has not occurred and Mr. Hamburger’s employment is terminated for reasons other than by the Organization for “cause” or due to retirement at age 65, he is entitled to an immediate payment equal to 12 times his monthly base salary.

•	If at any time Mr. Hamburger terminates his employment for “good reason,” he is entitled to an immediate payment equal to 12 times his monthly base salary.

•	If the Organization terminates Mr. Hamburger’s employment following a change in control of the Organization, he is entitled to the following:

i. an immediate payment equal to 24 times his monthly base salary;

ii. an immediate payment equal to a pro rata portion of the average bonuses paid to him for the two years prior to his termination; and

iii. immediate vesting of all outstanding stock options.

For purposes of the agreement:

(i) “cause” means Mr. Hamburger’s conviction of a felony or a crime involving monies, other property, fraud or embezzlement; (ii) “good reason” exists if Mr. Hamburger is not accorded the duties and responsibilities described in the agreement, if his duties or responsibilities are materially or substantially reduced, if he is not paid amounts owed under the agreement within 10 days’ notice to the Organization, or if the Organization otherwise breaches the agreement; (iii) “disability” means a physical or mental disability that causes Mr. Hamburger to be unable to perform his duties under the agreement for a period of 180 days; and (iv) “change in control” means a sale of substantially all of the Organization’s assets or the acquisition by another entity of a majority of the Organization’s common stock.

MR. GUNST

The Organization’s employment arrangement with Mr. Gunst, which was effective as of July 24, 2006 in connection with the commencement of his employment as Chief Financial Officer of the Organization, provides that if he is terminated by the Organization for other than death, disability or “cause,” the Organization will pay him 12 months of continued salary. “Cause” means Mr. Gunst’s willful disregard of an Organization policy after written notice, his willful and continued failure to perform his duties after a written demand for performance, or his willful engagement in conduct materially injurious to the Organization. The receipt of these payments is conditioned on his signing an appropriate release of claims.

MR. KELLER

Mr. Keller has entered into a Senior Advisor Agreement with the Organization, which became effective June 30, 2006. The agreement provides the following severance benefits in the event Mr. Keller’s employment with the Organization is terminated by either party without cause within the 15-year term of the Senior Advisor Agreement:

•	Continued salary for the remainder of such 15-year period; and

•	Continued health coverage for Mr. Keller and his spouse under the Organization-sponsored plan for the duration of their lives, with the Organization paying any required premiums (provided that Mr. Keller and his wife obtain any health coverage available from any other employer or Medicare) and participation in the executive medical coverage program, which reimburses up to $50,000 per annum in out-of-pocket medical costs. The Organization also provides a tax gross up with respect to any income tax liability incurred by Mr. Keller as a result of such coverage.

“Cause” means Mr. Keller’s conviction of a felony or a crime involving monies, other property, fraud or embezzlement. Mr. Keller is not entitled to any other severance under any other plan or arrangement of the Organization.

The agreement contains restrictive covenants that prohibit Mr. Keller from (i) revealing confidential information and (ii) for 24 months after termination of employment, providing services to competitors (as defined in the agreement), soliciting certain persons who were customers or suppliers of the Organization within 24 months prior to such solicitation, or soliciting other employees.

Stock Option Plans

The provisions of the stock option agreements under which options are held by NEOs other than Mr. Keller provide for the immediate vesting of unvested options in the event of a change in control of the Organization. Options held by Mr. Keller were fully vested at June 30, 2007, and he is not eligible to receive further option grants. None of the NEOs have unique post-termination exercise rights.

2008 Potential Severance Payments

The tables set forth below quantify the additional benefits as described above that would be paid to each NEO under the following termination of employment or change in control events, assuming such event occurred on June 30, 2008.

Termination of Employment — No Change in Control

	Daniel	Richard M.	Dennis J.
Name:	Hamburger	Gunst	Keller

Salary:	$715,808	$350,027	$2,081,560
Continued Health Coverage:	N/A	N/A	$285,000

Termination of Employment Following Change in Control

	Daniel	Richard	Dennis
Name:	Hamburger	Gunst	Keller

Salary:	$1,431,616	$350,027	$2,081,560
Bonus:	$850,225	N/A	N/A
Continued Health Coverage:	N/A	N/A	$285,000
Value of Vesting of Unvested Stock Options(1):	$5,259,106	$1,391,450	N/A

(1)	Based on the difference between the exercise price and the closing market price of the common stock for June 30, 2008 as reported in The Wall Street Journal. The options vest upon a change of control. On June 30, 2008, Mr. Keller’s options were already fully vested.

Change in Control — No Termination of Employment

	Daniel	Richard M.	David J.	Thomas C.	Thomas J.	Dennis J.
Name:	Hamburger	Gunst	Pauldine	Shepherd	Vucinic	Keller

Value of Vesting of Unvested Stock Options(1):	$5,259,106	$1,391,450	$2,220,010	$983,075	$582,522	N/A

(1)	Based on the difference between the exercise price and the closing market price of the common stock for such date as reported in The Wall Street Journal. On June 30, 2008, Mr. Keller’s options were already fully vested.

EQUITY COMPENSATION PLAN INFORMATION

The Organization currently maintains six equity compensation plans: the Amended and Restated Stock Incentive Plan, established in 1988, the 1991 Stock Incentive Plan, the 1994 Stock Incentive Plan, the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. The Organization’s stockholders have approved each of these plans.

The following table summarizes information, as of June 30, 2008, relating to these equity compensation plans under which the Organization’s Common Stock is authorized for issuance.

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	3,039,796	$26.19	2,855,948
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	3,039,796	$26.19	2,855,948

(1)	The number shown in column (a) is the number of shares that may be issued upon exercise of outstanding options under the stockholder-approved 1991 Stock Incentive Plan (3,150 shares), 1994 Stock Incentive Plan (327,183 shares), 1999 Stock Incentive Plan (790,807 shares), 2003 Stock Incentive Plan (1,711,156 shares) and the DeVry Inc. Incentive Plan of 2005 (207,500 shares).

(2)	The number shown in column (c) is the number of shares that may be issued upon exercise of options and other equity awards granted in the future under the 1999 Stock Incentive Plan (54,528 shares), the 2003 Stock Incentive Plan (8,920 shares) and the DeVry Inc. Incentive Plan of 2005 (2,792,500 shares). All of the shares remaining available for the grant of future awards of options, warrants and rights are available under the 1999 Stock Incentive Plan, the 2003 Stock Incentive Plan and the DeVry Inc. Incentive Plan of 2005. No new awards may be granted under the 1988 Stock Incentive Plan, the 1991 Stock Incentive Plan or the 1994 Stock Incentive Plan.

AUDIT COMMITTEE REPORT

To Our Stockholders:

The Audit Committee of DeVry Inc., which met ten times during the last fiscal year, consists of four independent Directors and operates under a written charter that conforms to the Securities and Exchange Commission’s implementing regulations and to the NYSE listing standards.

Management is responsible for the Organization’s internal controls and the financial reporting process from which it prepares the financial statements. The Organization’s independent registered public accounting firm is responsible for performing an independent audit of the annual financial statements of the Organization and expressing an opinion on those statements. The Audit Committee monitors the Organization’s financial reporting processes, including its internal control systems. The principal duties of the Audit Committee include:

•	the selection of the Organization’s independent registered public accounting firm, subject to ratification by the stockholders;

•	discussing with the independent registered public accounting firm the independent registered public accounting firm’s independence;

•	monitoring the scope, approach and results of the annual audits and quarterly reviews of financial statements;

•	reviewing and discussing the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm; and

•	discussing with management and the independent registered public accounting firm the nature and effectiveness of the Organization’s internal control systems.

With respect to the Organization’s audited financial statements for the fiscal year ended June 30, 2008:

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•	The Audit Committee has met with PricewaterhouseCoopers LLP, the Organization’s independent registered public accounting firm, and discussed the matters required by Statement of Auditing Standards No. 61, as amended, and Securities and Exchange Commission Regulation S-X, Rule 2-07; and

•	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with PricewaterhouseCoopers LLP their independence.

In reliance upon the Audit Committee’s reviews and discussions with both management and PricewaterhouseCoopers LLP referred to above, management’s representations and the report of PricewaterhouseCoopers LLP on the Organization’s audited financial statements, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2008 be included in the Organization’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

In addition, the Audit Committee has appointed, subject to stockholder ratification, PricewaterhouseCoopers LLP as the Organization’s independent registered public accounting firm for the fiscal year 2009.

This Audit Committee Report is not to be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Organization specifically incorporates this Report by reference, and is not otherwise to be deemed filed under such Acts.

William T. Keevan, Chair
Charles Bowsher
David S. Brown
Lyle Logan
Harold T. Shapiro

AUDIT FEES

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) as the Organization’s independent registered public accounting firm for the fiscal year ended June 30, 2008. The Organization’s stockholders ratified the engagement at the Annual Meeting of Stockholders on November 7, 2007. In addition to engaging PwC to audit the consolidated financial statements for the Organization and its subsidiaries for the year and review the interim financial statements included in the Organization’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, the Audit Committee also engaged PwC to provide various other audit and audit related services — e.g. , auditing of the Organization’s compliance with student financial aid program regulations.

The Sarbanes-Oxley Act of 2002 prohibits an independent public accountant from providing certain non-audit services for an audit client. The Organization engages various other professional service providers for these non-audit services as required. Other professional advisory and consulting service providers are engaged where the required technical expertise is specialized and cannot be economically provided by employee staffing. Such services include, from time to time, business and asset valuation studies, and services in the fields of law, human resources, information technology, employee benefits and tax structure and compliance.

The aggregate amounts included in the Organization’s financial statements for fiscal year 2008 and 2007 for fees billed or to be billed by PwC for audit and other professional services, respectively, were as follows:

	Fiscal 2008	Fiscal 2007

Audit Fees	$1,500,294	$1,453,375
Audit Related Fees	0	445,088
Tax Fees	340,011	456,562
All Other Fees	5,100	2,400

Total	$1,845,405	$2,357,425

Audit Fees — Includes all services performed to comply with generally accepted auditing standards in conjunction with the annual audit of the Organization’s financial statements and the audit of internal control over financial reporting. In addition, this category includes fees for services in connection with the Organization’s statutory and regulatory filings, consents and review of filings with the Securities and Exchange Commission such as the annual report on Form 10-K, quarterly reports on Form 10-Q and Current Reports on Form 8-K. Also included are services rendered in connection with the required annual audits of the Organization’s compliance with the rules and procedures promulgated for the administration of federal and state student financial aid programs.

Audit Related Fees — Includes all assurance and related services such as for employee benefit plan audits and due diligence related to acquisitions.

Tax Fees — Includes all services related to tax compliance, tax planning, tax advice, assistance with tax audits and responding to requests from the Organization’s tax department regarding technical interpretations, applicable laws and regulations, and tax accounting. The Organization’s Audit Committee has considered the nature of these services and concluded that these services may be provided by the independent registered public accounting firm without impairing its independence.

All Other Fees — Includes subscriptions for on-line accounting research services and fees for continuing professional education sessions.

The Audit Committee, at each of its regularly scheduled meetings, and on an interim basis as required, reviews all engagements of PwC for audit and all other services. Prior to the Audit Committee’s consideration for approval, management provides the Audit Committee with a description of the reason for and nature of the services to be provided along with an estimate of the time required and approximate cost. Following such review, each proposed service is approved, modified or denied as appropriate. A record of all such approvals is maintained in the files of the Audit Committee for future reference. All services provided by PwC during the past year were approved by the Audit Committee prior to their undertaking.

The Audit Committee has adopted a policy for approving all permitted audit, audit-related, tax and non-audit services to be provided by PwC in advance of the commencement of such services, except for those considered to be de minimis by law for non-audit services. Information regarding services performed by the independent registered public accounting firm under this de minimis exception is presented to the Audit Committee for information purposes at each of its meetings. There is no blanket pre-approval provision within this policy. For fiscal year 2008, none of the services provided by PwC were provided pursuant to the de minimis exception to the pre-approval requirements contained in the applicable rules of the Securities and Exchange Commission. Audit Committee consideration and approval generally occurs at a regularly scheduled Audit Committee meeting. For projects that require an expedited decision because they should begin prior to the next regularly scheduled meeting, requests for approval may be circulated to the Audit Committee by mail, telephonically or by other means for its consideration and approval. When deemed necessary, the Audit Committee has delegated pre-approval authority to its Chair. Any engagement of the independent registered public accounting firm under this delegation will be presented for informational purposes to the full Audit Committee at their next meeting.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, as independent registered public accounting firm for the Organization and its subsidiaries for fiscal year 2009. The Board of Directors recommends to the stockholders that the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Organization and its subsidiaries be ratified. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from stockholders.

Approval by Stockholders

The ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Organization for fiscal year 2009 will require the affirmative vote of a majority of the shares of Common Stock of the Organization outstanding on the record date. Unless otherwise indicated on the proxy, the shares will be voted FOR ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Organization for fiscal year 2009.

The Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the Organization for fiscal year 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Organization’s Directors, executive officers and holders of more than 10% of the Organization’s Common Stock file reports of ownership and changes in ownership of Common Stock with the Securities and Exchange Commission. During the fiscal year ended June 30, 2008, all such persons filed on a timely basis all reports required by Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS — 2009 ANNUAL MEETING

Stockholder proposals intended to be presented at the 2009 Annual Meeting must be received by the Organization no later than June 8, 2009 to be eligible for inclusion in the Proxy Statement and form of proxy for the meeting. Also, under the Organization’s By-Laws, other proposals that are not included in the Proxy Statement will be considered timely and may be eligible for presentation at that meeting only if they are received by the Organization in the form of a written notice, directed to the attention of the Organization’s Secretary, not later than September 14, 2009. The notice must contain the information required by the By-Laws.

SEC REPORTS

A copy of the Organization’s 2008 Annual Report on Form 10-K (including the financial statements and financial statement schedules), as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the office of the Secretary of the Organization at DeVry Inc., One Tower Lane, Oakbrook Terrace, IL 60181-4624. A copy of the Organization’s Form 10-K and other periodic filings also may be obtained on the Organization’s website at www.devryinc.com and from the Securities and Exchange Commission’s EDGAR database at www.sec.gov.

OTHER BUSINESS

The Board of Directors is aware of no other matter that will be presented for action at this meeting. If any other matter requiring a vote of the stockholders properly comes before the meeting, the Proxy Committee will vote and act according to their best judgment.

By Order of the Board of Directors

Secretary

DEVRY INC.
ONE TOWER LANE
SUITE 1000
OAKBROOK TERRACE, IL 60181

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
DVINC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEVRY INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR items 1 and 2.		☐	☐	☐

Election of Directors

1.	Nominees: Class II (2011) – 01) David S. Brown 02) Lisa W. Pickrum 03) Fernando Ruiz

Vote on Proposal		For	Against	Abstain

2.	Ratification of selection of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

Please date and sign below exactly as your name(s) appear(s) hereon. Joint owners should all sign. When signing in a representative capacity (such as for an estate, trust, corporation or partnership), please indicate title or capacity.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY	DeVry Inc.	PROXY
This Proxy is solicited on behalf of the Board of Directors.
The undersigned hereby appoints Gregory S. Davis and Richard M. Gunst as proxies, each with the power to act alone and with full power of substitution and revocation, to represent and vote, as specified on the other side of this Proxy, all shares of Common Stock of DeVry Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, November 13, 2008 at 9:00 a.m. Central Standard Time at the Drury Lane Theatre, 100 Drury Lane, Oakbrook Terrace, IL 60181, and all adjournments thereof.
The shares represented by this Proxy will be voted as specified. If no choice is specified, this Proxy will be voted FOR Items 1 and 2.
The proxies are authorized, in their discretion, to vote such shares upon any other business that may properly come before the Annual Meeting.

Address Changes/Comments:

(If you noted any address changes and/or comments above, please check the corresponding box on the reverse side.)
PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED PREPAID ENVELOPE.
(Continued and to be signed on reverse side.)